Exhibit 4.9

DIRECTOR’S AND OFFICER’S INDEMNITY AGREEMENT

This Agreement is made on _________________, 2024

BETWEEN:

[Name of individual being indemnified as a director or officer], a businessperson having a notice delivery address at [address] and an email address at [email].

(hereinafter called the “Individual”)

Of The First Part

-and-

Psyence Biomedical Ltd, a company existing under the laws of the Province of Ontario and having its notice delivery address at 121 Richmond Street West, Penthouse Suite, 1300 Toronto, Ontario, M5H 2K1 Attention: Neil Maresky and an email address at neil@psyence.com.

(hereinafter called the “Corporation”)

Of The Second Part

This Agreement Witnesseth that in consideration of the Individual agreeing to act as a director and/or officer of the Corporation or any subsidiary company, partnership, joint venture, trust or other enterprise (each of the Corporation and any such other subsidiary company, partnership, joint venture, trust or other enterprise, the “Company”) and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), it is agreed between the parties hereto as follows:

1.	Services to the Corporation

The Individual agrees to serve/continue to serve as a director or officer of the Corporation for so long as the Individual remains duly elected or appointed or until he or she tenders his or her resignation or is no longer serving in such capacity. This Agreement shall not be deemed an employment agreement between the Corporation (or any of its subsidiaries) and the Individual. The Individual specifically acknowledges that his or her service to the Corporation is set out in a written employment or consulting agreement between the Individual and the Corporation, or, with respect to service as a director or officer of the Corporation, by the Company's constating documents or applicable law.

2.	Indemnity

Subject to any limitations under the Business Corporations Act (Ontario) (the “OBCA”), the rules of The Nasdaq Stock Market (stock exchange based in New York City) (“NASDAQ Rules”) (as applicable), the U.S. Securities and Exchange Commission (“SEC”) (as applicable), and as hereinafter provided, the Corporation, to the extent permitted under applicable law, hereby irrevocably agrees to fully indemnify and save harmless the Individual from and against all costs, charges, expenses, losses, damages, fees (including any legal, professional or advisory fees or disbursements and all taxes payable thereon), liabilities, and against all judgments, penalties, fines and amounts paid to settle or dispose of any claim and reasonably incurred in connection with legal, civil, criminal, administrative or investigative proceedings or other proceedings of any nature or kind, without limitation, whether formal or informal, and whether incurred alone or jointly with others, including any amounts which the Individual may suffer, sustain, incur or be required to pay in respect of the investigation, defence, settlement or appeal of or preparation for any claim or proceeding or any action to establish a right to indemnification under this Agreement, and, for greater certainty, all taxes, interest, penalties and related outlays of the Individual arising from any indemnification of the Individual pursuant to this Agreement (collectively, the “Expenses”), where the Individual is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether legal, civil, criminal, administrative, investigative or of any other nature or kind, by reason of the fact that the Individual is or was a director or an officer of the Corporation or by reason of the Individual serving at the request of the Company, as applicable, as a trustee, officer, director, or agent of another corporation, body corporate, partnership, joint venture, trust or other enterprise.

Indemnification under this Section 2 applies to the Individual if the Individual acted honestly and in good faith with a view to the best interests of the relevant Company and, in the case of criminal proceedings, the Individual had no reasonable cause to believe that his or her conduct was unlawful (the “Conditions”). For the purposes of any determination made in regard to this indemnity, the Individual shall be deemed to have had no reasonable cause to believe that his or her conduct was unlawful and to have acted in good faith and in the best interests of the relevant Company. The Corporation shall have the burden of establishing that the Conditions have not been satisfied. The knowledge and/or actions or failure to act of any other director, officer, trustee or agent of the Company or any other entity shall not be imputed to the Individual for the purpose of determining the right to indemnification under this Agreement.

For the purposes of this Section 2, the termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the Individual did not act honestly and in good faith and with a view to the best interests of the relevant Company or that the Individual had reasonable cause to believe that his or her conduct was unlawful.

3.	Entitlement to Indemnification

Provided that the Conditions have been fulfilled, subject to the OBCA, the NASDAQ Rules (as applicable) and the SEC (as applicable), the Corporation shall indemnify the Individual under Section 2 in connection with any legal (civil or criminal), administrative, investigative or other proceeding to which the Individual is or was a party by reason of the fact that the Individual is or was a director or an officer of the Company, or by reason of the Individual serving at the request of the Corporation and/or the Company, as applicable, as a trustee, officer, director, or agent of another corporation, body corporate, partnership, joint venture, trust or other enterprise, including, without limitation, if the Individual is not wholly successful in such proceeding, and regardless of whether the Individual was judged by the court or other competent authority to have committed any fault or omitted to do anything that the Individual ought to have done. Without limitation, the termination of any claim, issue or matter in such a proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

4.	Scope and Survival

This Agreement extends to all acts, omissions, circumstances and events, whether occurring before or after the date of this Agreement. This Agreement shall survive any resignation by the Individual as a director and/or officer or any other circumstance by reason of which the Individual shall cease to be a director and/or officer of any Company or by reason of the Individual serving at the request of the Corporation and/or the Company, as applicable, as a trustee, officer, director, or agent of another corporation, body corporate, partnership, joint venture, trust or other enterprise.

The Corporation shall use commercially reasonable efforts to obtain and maintain directors’ and officers’ liability insurance in such amounts and covering all or part of the Expenses which may be payable hereunder as may be approved by the Corporation’s board of directors from time to time, acting reasonably. A copy of all such insurance policies shall be provided to the Individual.

Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnification payment in connection with any claim involving Individual for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Individual of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) or similar provisions of state statutory law or common law, (ii) any reimbursement of the Company by the Individual of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Individual from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of the Company by Individual of any compensation pursuant to any compensation recoupment or clawback policy adopted by the board of directors or the compensation committee of the board of directors, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act.

5.	Timely Notification

Within five business days of the Individual or the Corporation becoming aware of any claim, demand, action or proceeding which may give rise to indemnification hereunder (a “Claim”), such party shall give written notice thereof, in the case of the Individual to the Corporation, and in the case of the Company to the Individual, as soon as is reasonably practicable, provided however that failure by the Individual to give such notice to the Corporation in a timely fashion shall not disentitle the Individual to the right to indemnity hereunder except and to the extent that the Corporation suffers actual material prejudice by reason of the delay due to the loss of substantive defences.

6.	Investigation

The Corporation shall conduct such investigation of each matter of which it receives notice pursuant to Section 5 as is reasonably necessary in the circumstances, and shall pay all Expenses of such investigation, to the extent applicable.

7.	Assumption of Defence

The Corporation shall be entitled to participate, at its expense, in the defence of any Claim. If the Corporation so elects after receipt of notice of a Claim, or the Individual in such notice so directs, the Corporation shall promptly assume control of the negotiation, settlement or defence of any Claim, in which case such defence shall be conducted by counsel chosen by the Corporation. If the Corporation elects to assume such control, the Individual shall have the right to participate in the negotiation, settlement or defence of such Claim and to retain counsel to act on the Individual’s behalf, provided that the fees and disbursements of such counsel shall be paid by the Individual unless the Corporation consents to the retention of such counsel or unless the parties to any such Claim include both the relevant Company and the Individual and the Individual shall have been advised by counsel that representation of both the relevant Company and the Individual by the same counsel would be inappropriate due to actual or potential differing interests between them, including the availability of legal defences to the Individual which are different from or additional to those available to the relevant Company. The Individual and the Corporation shall cooperate fully with each other and their respective counsel in the investigation and defence of any Claim and shall make available to each other all relevant books, records, documents and files and shall otherwise assist such counsel in the proper and adequate defence of any Claim.

8.	Settlement

The Corporation may, with the prior written consent of the Individual (which consent shall not be unreasonably withheld or delayed), enter into a settlement or other agreement to compromise a Claim.

If the Individual refuses after being requested by the Corporation, acting reasonably, to give consent to the terms of a proposed settlement or compromise which is otherwise acceptable to the Corporation, the Corporation may require the Individual to negotiate or defend the Claim independently of the Corporation. In such event, any amount recovered by the claimant in excess of the amount for which settlement or compromise could have been made by the Corporation shall not be recoverable under this Agreement or under the constating documents of the relevant Company, it being further agreed by the parties that in such event the Corporation shall only be responsible for all Expenses up to the time at which such settlement could have been made.

The Corporation shall not be liable for any settlement of any Claim effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

The Individual shall have the right to negotiate a settlement in respect of any Claim, provided however that in such circumstances the Individual shall, unless the Corporation has approved such settlement, pay any compensation or other payment to be made under the settlement and the costs of negotiating and implementing the settlement, and shall not seek indemnity from the Corporation in respect of such compensation, payment or costs.

9.	Payment of Expenses

Subject as herein provided, upon demand, the Corporation shall pay all Expenses, for which the Individual is entitled to be indemnified hereunder promptly as they are incurred and in advance of the final disposition of any action or proceeding. For clarity, subject as hereafter provided, it shall not be necessary for the Individual to pay such Expenses, and then seek reimbursement; the Individual may provide bills and statements of account to the Corporation for direct payment by the Corporation (including reimbursement for time spent by the Individual in connection with any action or proceeding, at reasonable per diem rates).

Payment of the Individual’s Expenses, as provided in the foregoing paragraph shall be subject to the prior provision by or on behalf of the Individual to the Corporation of an undertaking, to repay to the Corporation any amounts paid by the Corporation which are subsequently determined not to be payable by the Corporation in accordance with Section 2 which are recovered by the Individual from any third party.

If a claim for indemnification under this Agreement is not paid in full by the Corporation within thirty (30) days after a written claim therefor has been received by it and the applicable approval of the Court has been obtained where required, whichever is later, the Individual may any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and the Individual will also be entitled to be paid all Expenses of prosecuting such claim including but not limited to fees as between solicitor and own client on a full indemnity basis.

10.	Payment of Witness Expenses

Notwithstanding any other provision of this Agreement, to the extent that the Individual is, by reason of the fact that the Individual is or was a director or officer of the relevant Company, a witness or participant other than as a named party in a proceeding, the Corporation shall pay to the Individual: (i) all out-of-pocket expenses actually and reasonably incurred by the Individual or on the Individual’s behalf in connection therewith; and (ii) if the Individual is not currently an officer or employee of, and does not currently hold a position equivalent to that of an officer of, the relevant Company, the Corporation will compensate the Individual, at a rate equal to the then applicable board meeting fee received by directors of the Corporation, for each day of required attendance at or preparation for the proceeding (prorated for partial days).

11.	Availability of Other Rights

This Agreement shall not operate to abridge or exclude any other rights, in law or in equity, to which the Individual or any Company may be entitled by operation of law or under any statute, constitutive documents of any Company, agreement, vote of the shareholders of any Company or otherwise. Further, subject to the limitations herein provided, in particular those set out in Section 2, the indemnity provided by this Agreement shall remain in full force and effect notwithstanding any act or omission of the Individual as a director and/or officer, including any act or omission under or pursuant to the relevant provisions of the statute under which the relevant Company exists or was organised, incorporated, amalgamated or continued.

For clarity, the preceding paragraph does not permit the Corporation, or its directors, shareholders or officers to terminate or modify this Agreement by resolution or alteration of the Corporation’s Notice of Articles and Articles.

No action or proceeding brought or instituted under this Agreement and no recovery pursuant hereto shall be a bar or defence to any further action or proceeding which may be brought under this Agreement.

12.	Additional Protection

Notwithstanding any other provision of this Agreement, the Corporation hereby agrees to indemnify the Individual to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by other provisions of this Agreement, the OBCA, the NASDAQ Rules (as applicable), the SEC (as applicable) and the Corporation’s Notice of Articles and Articles, or by other statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a company incorporated or continued under the OBCA to indemnify any person who is or was a director or officer of any Company (an “Agent”), such changes, shall, without any formality, be within the purview of the Individual’s rights and the Corporation’s obligations under this Agreement. In the event of any change in applicable law, statute or rule which narrows the right of a company incorporated or continued under the OBCA to indemnify an Agent, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ respective rights and obligations hereunder.

The liability of the Corporation and the rights of the Individual hereunder shall not be affected, discharged, impaired, mitigated or released by reason of the Corporation’s bankruptcy, insolvency, receivership or other similar proceeding of creditors or the winding-up or dissolution of the Corporation.

13.	Taxable Benefits

Should any payment made to the Individual pursuant to this Agreement be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Corporation shall pay such amount as may be necessary to ensure that the amount received by or on behalf of the Individual, after the payment of, or withholding for, such tax, fully reimburses the Individual for the actual cost, charge, expense or liability incurred by or on behalf of the Individual.

14.	Subrogation

To the extent permitted by law, the Corporation shall be subrogated to all rights which the Individual may have under all policies of insurance or other contracts pursuant to which the Individual may be entitled to reimbursement of, or indemnification in respect of, all or any part of the costs, charges and expenses which are borne by the Corporation pursuant to this Agreement. Any insurance proceeds recovered by the Individual following indemnification shall be repaid to the Corporation.

15.	Dispute Resolution Procedure

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be determined by arbitration. The arbitration shall take place in the City of Toronto, in the Province of Ontario. The arbitration decision and award shall be final and binding on all parties and will not be subject to any appeal.

16.	Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario.

17.	Severability

Each section, and each provision within each section, of this Agreement is severable, the one from the other, and if for any reason any section or provision of this Agreement is not enforceable or is otherwise invalid at law, the remainder of this Agreement shall nonetheless be given full force and effect in accordance with its terms.

18.	Further Assurances

The parties hereto shall execute such further assurances as they may reasonably request in order that the other party may resist and defend a Claim and otherwise enjoy the full benefits of this Agreement in accordance with its terms and for that purpose shall enter into such further assignments, powers of attorney and other documents as may reasonably be required in the circumstances. For greater certainty, each party hereby agrees that the other party may, in the conduct of the defence of any such Claim, in the name of the first party or otherwise, file such pleadings or other documents and take such proceedings as may reasonably be required, in the opinion of the other party and subject to the first party's consent, to effectively make out the defence.

19.	Entire Agreement

The provisions herein constitute the entire agreement between the parties, and supersede all previous expectations, understandings, communications, representations and agreements, whether verbal or written, between the parties with respect of the subject matter hereof.

20.	Amendment

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

21.	No Assignment; Enurement and Successors

No party may assign their rights or obligations hereunder without the prior written consent of the other party. This Agreement is irrevocable and enures to, and is binding upon, the parties hereto and their respective heirs, successors and legal representatives.

22.	Notices

All notices or other communications required or permitted to be given under this Agreement shall be sufficiently given for all purposes hereunder if in writing and personally delivered, delivered by recognized courier service or by certified mail, return receipt requested, or sent by email communication to the appropriate address or email address of the party as set forth on the first page of this Agreement. Notices and other communications shall be effective upon receipt by the person to be notified.

23.	Time of the Essence

Time shall be of the essence for all matters in respect of this Agreement.

24.	Independent Legal Advice

This Agreement was prepared by the solicitors for the Corporation. The Individual has been asked to obtain independent legal advice before signing this Agreement and the Individual represents, by signing this Agreement that the Individual has obtained such advice or has declined to seek independent legal advice on this Agreement, despite having been given the opportunity to do so.

25.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered (by electronic copy or otherwise) will be deemed to be an original, and all of which together will constitute one and the same document.

[This space is intentionally blank. The next page is the signature page.]

In Witness Whereof the Corporation and the Individual have executed this Agreement as of the day and year first above written.

Signed, Sealed and Delivered in the presence of

Name of witness (please print)

Signature of witness

[Name of Individual]

Psyence Biomedical Ltd.

Per:
Authorized Signatory I have authority to bind the Corporation.